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                                                                    Exhibit 23.5


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-23847 of Renaissance Cosmetics, Inc., relating to $200,000,000 of 11 3/4% Senior Notes due 2004, of our report dated July 11, 1996, on the financial statements of Great American Cosmetics, Inc. as of and for the years ended December 31, 1995 and 1994, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

/s/ DEUTSCH, MARIN & COMPANY

DEUTSCH, MARIN & COMPANY
East Meadow, New York
April 30, 1997